Exhibit 14.1
WGL HOLDINGS, INC. AND SUBSIDIARIES
CODE OF CONDUCT
Introduction
     WGL Holdings, Inc. and its wholly owned subsidiaries (collectively referred to as WGL Holdings or the company) conducts its business in accordance with the highest legal, ethical and professional standards, and in the spirit of fairness and mutual respect, whether dealing with customers, suppliers, regulatory bodies or the community. This Code of Conduct, which reflects the corporate policy of WGL Holdings, applies to all employees of WGL Holdings, including officers and members of the Board of Directors. WGL Holdings will continue to monitor developing laws and regulations and modify the Code of Conduct as appropriate.
Compliance with Laws
     WGL Holdings conducts its business in compliance with applicable laws and regulations. Whenever there is doubt about the applicability of any specific law or regulation to WGL Holdings, the advice of the Office of General Counsel should be obtained.
Equal Opportunity
     WGL Holdings is committed to reflecting diversity in the workplace, with the philosophy that it finds excellence in people from many different backgrounds. Specifically, the company strives to recruit, hire, train and promote the persons best qualified to advance WGL Holdings’ business objectives, without regard to race, color, creed, age, sex, disabilities, sexual orientation or national origin. The company prohibits unlawful discrimination in its employment policies and practices. The company is committed to compliance with all federal, state and local laws and regulations regarding fair employment practices.
Workplace Safety and Employer/Employee Conduct
     WGL Holdings is committed to providing its employees a safe work environment in an atmosphere of mutual respect. The company and its employees are expected to abide by federal, state and local laws that regulate work conditions, and to conduct themselves in a professional manner that promotes employee well being. Physical violence, threats, intimidation, harassment or discrimination in any form is prohibited, whether it is supervisor to subordinate, peer to peer, or subordinate to supervisor. Employees should also reference the WGL Holdings Statement of Policy on Workplace Behavior for a complete discussion of policies relating to this area.
Conflict of Interest
     The company has an obligation to its investors and to the public to keep its actions above reproach or suspicion. Every employee of the company is expected to avoid placing himself or herself in any position that could result in a conflict between his or her self-interest and the interests of the company. In general, a conflict of interest can arise whenever an employee has a personal interest in a transaction affecting company business that conflicts or appears to conflict with the best interests of the company. Employees are also prohibited from taking opportunities for themselves personally that are discovered through the use of corporate property, information or their position.

     For example, a conflict of interest would be the financial interest of an employee, or his or her immediate family, in the business of outside contractors, consultants, partners, vendors or suppliers doing business with or seeking to do business with the company, where the employee is responsible for negotiating or entering into contracts, or approving payments to these third parties. This does not extend to the ownership of securities in widely held corporations that are quoted and sold on the open market and where the volume of WGL Holdings’ current transactions with such contractor, vendor, supplier, etc., is not likely to have any immediate influence on the value of such securities. Another example of a conflict of interest would be the acquisition, directly or indirectly, by purchase, option, lease or otherwise, of real estate or other assets where it is known that the company may have an interest.
Gifts, Meals and Entertainment
     Employees may receive or give customary business amenities, such as meals, provided they are associated with a business purpose, are consistent with the employee’s job duties, are reasonable in cost, and are appropriate as to time and place. Employees may not seek or accept, directly or indirectly, payments, loans, services, unreasonable discounts, excessive or frequent entertainment and travel, or gifts of a frequent or extravagant nature, from any individual or from the representative of any business concern doing or seeking to do business with the company. Under no circumstances may an employee give or receive a gift of money.
     Under certain circumstances, invitations to functions that involve travel or overnight stays may be in the best interest of the company. Participation in these functions must be fully documented and approved in writing by the appropriate business unit head prior to their occurrence. Whenever there is doubt about the propriety of a specific function, the advice of the Department Head—Internal Audit should be obtained.
     Examples of unreasonable gifts or entertainment would be a free trip to a vacation resort provided by a contractor/vendor with no apparent business purpose, or job-related training provided by a contractor/vendor that is held in an exotic location when the same or similar training can be provided locally.
Loans and Credit Extensions
     Officers and directors are prohibited from receiving personal loans or extensions of credit from the company, except for those loans or extensions of credit that the company would ordinarily make available to the public.
Outside Employment
     Outside employment or other activities that detract from an employee’s performance or activities that could be detrimental to the company’s best interest are prohibited. Active employees may not engage in work for another business (including, but not limited to self-employment, employment by or through a company contractor or other employer, or consulting work) performing work at the request or for the benefit of WGL Holdings. However, employees may work for a WGL Holdings’ trade associate to provide services to customers of the trade associate.

     Commissioned outside sales employees may not engage in commissioned outside sales work for another business. WGL Holdings’ employees may not sell or install products or provide services in competition with WGL Holdings. In addition, employees may not use their position or relationships with customers and other employees to develop work or leads for any other business with which the employee or his or her immediate family has any financial interest or employment arrangement, or any business in direct competition with WGL Holdings’ (including, but not limited to referrals and distribution of advertisements). Use of company vehicles, materials and tools to perform work for another business is prohibited, unless supplied to the other business by WGL Holdings. Employees may not wear any part of any WGL Holdings uniform or clothing bearing the company name and/or logo while working for another business, or identify themselves as company employees to customers of another business.
     Employees may not engage in any work for another business on company time. Time spent by employees working (including driving time) for another business must not conflict with time spent working for WGL Holdings. Any employee that possesses a commercial driver’s license must comply with all applicable regulations and must maintain sufficient driving time to perform all regular scheduled WGL Holdings’ work and such measure of overtime as the company may require.
Use of Company Property, Services, Manpower and Other Assets
     The company emphasizes the preservation of its property, services, manpower and other assets for use by WGL Holdings. Company property includes, but is not limited to company equipment, computer hardware and software, vehicles, tools, tickets to sporting or entertainment events, materials and supplies. Employees will be held accountable for safeguarding company property from unauthorized use, loss, damage or destruction.
     By this policy, the company directs its employees to use company property, services, manpower and other assets for company business and not for: 1) personal gain or benefit, 2) soliciting or conducting private business activities, 3) advancement of individual views as corporate opinions, or 4) non-company supported charitable endeavors. However, the company does permit personal use of trivial resources so long as it does not adversely affect employee productivity, is not removed from company premises solely for personal reasons, and does not preempt any business activity.
Improper Payments
     The use of WGL Holdings funds for any unlawful purpose or in violation of stated company policies is not permitted. No bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual, organization, government, political party, or other entity or representative thereof, for any reason. All requests for disbursements of company funds shall be accompanied by adequate documentation that clearly describes the expenditure’s business purpose.

Confidential Information
     All corporate, customer, employee, shareholder and vendor information, other than information that is public knowledge or legally mandated, is to be considered confidential, privileged and proprietary to WGL Holdings at all times, both during and following an individual’s employment with WGL Holdings. The information may be used only for legitimate WGL Holdings purposes by authorized WGL Holdings personnel and should be safeguarded at all times. Material, nonpublic information may only be disclosed by the Chairman and Chief Executive Officer, President, Chief Financial Officer, Head of Investor Relations, and such other persons as may be designated by the Disclosure Policy Committee (from time to time). Please reference the WGL Holdings Material Information Disclosure Policy, # 27,000 for a complete discussion of policies relating to this area.
     Confidential information may not be used to further any private or non-company interests, or for personal gain or for the benefit of another employer. All requests from the news media regarding WGL Holdings should be referred to Corporate Relations. Upon termination employees shall deliver to WGL Holdings all confidential information that is in their possession.
     Data maintained within company computers is a vital resource in the operation of the corporation. All data created, processed or stored on WGL Holdings’ computer systems (including the company’s personal computers) should be treated as confidential and protected from misuse or unauthorized access. The Office of General Counsel should be consulted whenever there are questions about the appropriate handling or communication of WGL Holdings information.
Fair Competition
     Antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free marketplace. It is WGL Holdings’ policy that all employees comply with the letter and the spirit of antitrust laws in conducting their duties and business activities. Among other things, price-fixing, bid-rigging, and arrangements with competitors to divide or allocate markets or customers or to exclude others from a market are prohibited. Advice should be sought from the Office of General Counsel whenever a question or doubt arises in this area. WGL Holdings will participate only with trade associations and other business cooperative organizations that comply with antitrust laws.

Insider Trading
     Federal law prohibits employees from buying or selling securities based on material information not publicly available that could affect the price of the securities. This material inside information includes dividend changes, earnings estimates, significant business developments, expansion or curtailment of operations, sales or purchase of substantial assets, or other activity of significance. This information cannot be given to family, friends, or anyone outside the company. In addition, information that will be reported externally can not be provided to selected groups or individuals in advance of public disclosure.
     Directors, officers and other individuals with material inside information, as well as members of their household (“insiders”), should obtain advance clearance in writing from the Office of the General Counsel for any purchases and sales of company stock. As a matter of policy, clearance will be given only during “window periods,” which open at the opening of business on the 2nd trading day following the release of quarterly or annual earnings and close at the close of business on the 30th calendar day thereafter. If the 30th day is not a trading day, the window will close at the close of business on the next trading day. A “trading day” is any day that the New York Stock Exchange is open for trading of listed common shares. In the event the Company re-issues earnings or earnings guidance during an open window period, the window will close when that information becomes known to the insider and will open again on the 2nd trading day following announcement of the new earnings or earnings guidance. Trading may also be permitted under certain trading plans established in compliance with applicable law (e.g., Rule 10b5-1 plans). Directors and officers are required to report their trading to the Securities and Exchange Commission (SEC) under SEC rules. The Office of General Counsel will assist in the preparation of these reports. Federal securities laws provide for substantial civil and criminal penalties for individuals who trade on inside information (or give inside information to others which is then used for such purposes) and for a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading.
     Officers and directors are also prohibited from trading in company stock during a pension “black out” period, which is a period of at least three days during which at least half of WGL Holdings’ individual account plan participants are not permitted to trade WGL Holdings stock within their plans.
Regulatory Compliance
     The purchases, sales and other activities engaged in by subsidiaries of WGL Holdings, Inc., Washington Gas and Washington Gas Energy Services (“WGES”), are subject to regulation by various federal agencies, such as the Commodities Futures Trading Commission, the Federal Trade Commission and the Securities Exchange Commission. WGL Holdings, Inc. subsidiaries, Washington Gas and WGES, will conduct business in a manner consistent with all applicable regulatory regulations and requirements. Those subsidiaries also are subject to regulations of the Federal Energy Regulatory Commission (“FERC”) that are designed to maintain energy markets that are transparent and free from manipulation. This includes, but is not limited to, regulations regarding capacity release, buy/sell transactions, and price reporting. When WGL Holdings, Inc. subsidiaries Washington Gas and WGES engage in the purchase and sale of gas or electricity or the reporting of such transactions to publishers of natural gas or other indices, they will conduct such business consistent with applicable FERC regulations and requirements.

Political Activities
     It is proper and necessary for WGL Holdings to concern itself with local and national affairs that might directly affect the company’s welfare or that might affect the political and economic system under which the company operates. Management has a responsibility to shareholders, employees and the general public to assist in creating an awareness, understanding and acceptance of the company’s position at all levels of government activity. Therefore, the company will selectively participate in such political activities as may be permitted to business corporations under the laws applicable to the jurisdiction in question.
     To the extent permitted by applicable law, the company may make political contributions in state campaigns as well as sponsor political committees to administer and disburse funds contributed by its employees for the purpose of electing candidates favorable to the company’s position. Contributions to such committees are to be completely voluntary. There is no pressure, direct or implied, that infringes on the right of any employee to decide whether, to whom and in what amount he or she will make a political contribution. Any employee who receives a solicitation to contribute to any such committee may refuse to contribute without any fear of reprisal. No employee shall be favored or disadvantaged on the basis of the amount of any such contribution or his or her decision not to make a contribution.
Accurate Books and Records
     All funds, assets, liabilities (actual and contingent) and transactions of WGL Holdings shall be fully and correctly recorded and disclosed. Invoices, orders or authorizations for payment shall correctly describe the goods or services to which they relate and be processed in a timely manner by authorized WGL Holdings personnel. Employee expenditures including travel, entertainment and meals, and time reporting including time worked and time off must be recorded timely and accurately, and authorized as appropriate.
Assistance and Compliance
     All employees have the responsibility to resolve Code of Conduct issues promptly as they arise. Ethical questions, concerns or suspected violations should be brought to the attention of your supervisor, the Division Head — Internal Audit or WGL Holdings’ Compliance Officer, or the General Counsel for resolution. All employees have the responsibility to understand and comply with the company’s Code of Conduct. The company will investigate all possible violations, with respect for the rights of all parties concerned. The company will not discriminate against employees and will not allow any form of retaliation for reports made in good faith. Violations of the Code of Conduct are grounds for disciplinary action, which may include termination of employment. In the event of criminal activities, the company will go forward with disciplinary or discharge proceedings and will prosecute to the fullest extent of the law.
     As required by listing standards of the New York Stock Exchange, any waiver of this Code of Conduct for executive officers or directors of the company may be made only by the board or a board committee of the company.
Code of Conduct — Adopted by WGL Holdings, Inc. and Washington Gas Boards of Directors — December 2003; Amended — September 2005; September 2008; September 23, 2009